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                                                                    EXHIBIT 99.5
                            [Health Care REIT Logo]



F O R   I M M E D I A T E   R E L E A S E


                                                 July 2, 2002
                                                 For more information contact:
                                                 Ray Braun (419) 247-2800
                                                 Mike Crabtree (419) 247-2800

              HEALTH CARE REIT, INC. TO RELEASE EARNINGS AND HOLD
              SECOND-QUARTER CONFERENCE CALL SET FOR JULY 17, 2002


Toledo, Ohio, July 2, 2002.....HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it will release its 2002 second quarter earnings on Tuesday, July 16, 2002, after the market closes. At 11:00 a.m. Eastern Time on Wednesday, July 17, 2002, the company will hold a conference call to discuss its results and performance for the second quarter.

The conference call will be accessible by telephone and through the Internet. Telephone access will be available by dialing 800-240-2430 or 303-436-9226. Callers to this number will be able to listen to the company's business update. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on July 17, 2002. To access the rebroadcast, dial 800-405-2236 or 303-590-3000. The conference ID number is 481296.

To participate via the webcast, log on to www.hcreit.com or www.ccbn.com 15 minutes before the call to download the necessary software. Replay will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At March 31, 2002, the company had investments in 226 health care facilities in 34 states and total assets of approximately $1.4 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected


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results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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